For Immediate Release                                                                               News Release

Contacts:

Paul McDonald or John Crawford                                                             John Ingoldsby

The Aristotle Corporation                                                                          Ingoldsby Investor Relations, Inc.

Phone: 203- 867-4090                                                                              Phone 508-359-2280

Aristotle Corporation Consummates Nasco Merger

As Shareholders Overwhelmingly Vote Approval at Annual Meeting

New Haven, CT June 18, 2002 -- The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today that it has consummated the previously announced merger with Nasco International, Inc. The closing occurred on June 17 immediately following Aristotle's Annual Meeting of Stockholders at which shareholders overwhelmingly approved the transaction.

At the closing, Aristotle also paid a previously declared dividend of one share of its new Series I $6.00 convertible preferred stock for each common share outstanding. The Series I preferred stock carries an annual dividend of 11%, or $.66 per share, and may be converted, after five years, for a period of three months, into one-half share of Aristotle common stock. The new Series I preferred stock will begin trading today on the NASDAQ SmallCap Market under the symbol ARTLP. Aristotle's common stock will continue to trade under the symbol ARTL. Aristotle's quoted common stock price will be adjusted to reflect the payment of the preferred dividend.

Nasco, headquartered in Fort Atkinson, Wisconsin, is a manufacturer and global distributor of education and health products sold primarily to the Kindergarten-12th grade market. Portions of Nasco's product line complement the health education products manufactured by Aristotle's subsidiary, Simulaids, Inc., based in Woodstock, New York. For the 12 months ended December 31, 2001, Aristotle and Nasco combined would have had sales of approximately $170 million and adjusted proforma EBITDA (earnings before interest, taxes, depreciation, amortization, and non-recurring charges) of approximately $23 million. Aristotle believes the merger will not affect the utilization of its tax loss carryovers.

"Nasco's education product lines cover virtually the entire spectrum of educational products sold to schools from arts and crafts to the equipment used in science labs," said John J. Crawford, Aristotle's Chairman and CEO. "In the health education area, Nasco's products, together with the products Aristotle manufactures at its Simulaids subsidiary, will make us a significant presence in the medical and health education field."

Crawford added, "The 'new' Aristotle intends to grow through additional product development and through acquisitions in the education and health sectors. We will build upon the strong brand recognition of the Nasco name in the K-12 educational field, and the Simulaids name in the health education field."

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About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in New Haven, Conn. is a manufacturer and global distributor of education, health and agricultural products. Aristotle has operations in Fort Atkinson, Wisconsin, Fort Collins, Colorado, Modesto, California, Plymouth, Minnesota, Toronto, Canada, and Woodstock, New York. Aristotle has approximately 750 employees, proforma total revenue of $170 million, proforma total assets of $106 million and proforma net worth of $49 million as of December 31, 2001. There are approximately 17 million shares of common stock (ARTL) and 1 million shares of Series I convertible preferred (ARTLP) outstanding and approximately 4,000 shareholders.

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Safe Harbor Under Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate one or more additional acquisitions; (iii) the ability of Aristotle to retain and take advantage of its net operating tax loss carryforward position; and (iv) general economic conditions. As a result, the Company's future development efforts involve a high degree of risk. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.